UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

SYNOVA HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As a result of our acquisition of Allendale Pharmaceuticals, Inc. by merger on January 12, 2007, we succeeded as a party in interest to a lawsuit commenced by Allendale on May 5, 2006 in the U.S. District Court for the Southern District of New York captioned Allendale Pharmaceuticals, Inc. v. Radiant Technologies, Inc. In this lawsuit, Allendale alleged, among other things, that Radiant Technologies, Inc. breached its obligations to Allendale under an Exclusive Distribution and Services Agreement entered into on March 9, 2004. Radiant filed counterclaims against Allendale and one of Allendale’s subsidiaries alleging that Allendale breached its obligations to Radiant under the distribution agreement and a Loan and Credit Agreement entered into by Radiant and Allendale on March 9, 2004.

In February 2007, Radiant, who was also a stockholder of Allendale prior to the merger, notified us of its intent to exercise appraisal rights with respect to the Allendale merger.

On May 31, 2007, we and Radiant signed a settlement agreement. The settlement agreement served to resolve fully and completely all past, present and future matters, controversies, claims and disputes between and among the parties. Under the terms of the settlement agreement, without any party admitting or conceding any responsibility, liability or wrongdoing on the part of any party:

•	The parties agreed to a general and mutual release of each other for all past, present and future claims between the parties.

•

Radiant agreed to transfer to us all accounts receivable outstanding as of April 25, 2007 with retailers associated with the sale of our Today® brand products, which receivables totaled approximately $779,000 as reflected on Radiant’s books. Radiant also agreed to promptly transfer to us any monies collected by Radiant on the transferred receivables.

•

We agreed to pay Radiant $100,000 in cash and will cause to be transferred to Radiant 1,000,000 shares of our common stock. To satisfy the requirements of the settlement agreement, the three former principal stockholders of Allendale have agreed to transfer 1,000,000 shares of common stock previously issued to them in connection with the Allendale merger, which shares are currently being held in escrow pursuant to the terms thereof to satisfy their indemnification obligations to us.

•

Allendale agreed to indemnify Radiant for any product liability, product defect, recall, retailer credit, return allowances or other similar claims brought by retail customers against Radiant in connection with the accounts receivable being transferred, other than claims arising out of Radiant’s negligence, reckless or willful misconduct or claims that Radiant has or should have knowledge of as of the date of the settlement agreement.

•	The parties agreed to dismiss with prejudice all claims raised in the lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Robert L. Edwards
Name:	Robert L. Edwards
Title:	Chief Financial Officer